EXHIBIT 23
KPMG
111 North Orange Avenue, Suite 1600
P.O. Box 3031
Orlando, FL  32802


                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Darden Restaurants, Inc.:

     We consent to incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-93854 and 333-41350) and on Form S-8 (Nos. 333-57410,
333-91579 and 333-69037) of Darden Restaurants, Inc. of our report dated June 15, 2001, relating to the consolidated balance sheets of Darden Restaurants, Inc. and subsidiaries as of May 27, 2001 and May 28, 2000, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the fiscal years in the three-year period ended May 27, 2001, which report is incorporated by reference to page 22 of the Registrant's 2001 Annual Report to Stockholders filed as an exhibit to this Annual Report on Form 10-K of Darden Restaurants, Inc.

                                        /s/KPMG LLP

Orlando, Florida
August 15, 2001